Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 1, 2010, relating to the financial statements and financial statement schedule of PerkinElmer, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in its method of accounting for income tax contingencies on January 1, 2007 and for business combinations on December 29, 2008), and the effectiveness of PerkinElmer Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of PerkinElmer, Inc. for the year ended January 3, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 7, 2010